ROPES & GRAY LLP

PRUDENTIAL TOWER

800 BOYLSTON STREET BOSTON, MA 02199-3600

WWW.ROPESGRAY.COM

July 12, 2024

Voya Strategic Allocation Conservative Portfolio

Voya Strategic Allocation Portfolios, Inc.

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, Arizona 85258-2034

Voya Solution Conservative Portfolio

Voya Partners, Inc.

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, Arizona 85258-2034

Ladies and Gentlemen:

We have acted as counsel in connection with the Agreement and Plan of Reorganization (the “Agreement”), dated January 10, 2024, between Voya Strategic Allocation Portfolios, Inc., a Maryland corporation (“VSAPI”), on behalf of its series Voya Strategic Allocation Conservative Portfolio (“Disappearing Portfolio”) and Voya Partners, Inc., a Maryland corporation (“VPI”) on behalf of its series Voya Solution Conservative Portfolio (“Surviving Portfolio” and together with Disappearing Portfolio, the “Portfolios”). The Agreement describes a proposed transaction (the “Reorganization”) to occur on the date of this letter, pursuant to which Surviving Portfolio will acquire all of the assets of Disappearing Portfolio in exchange for shares of beneficial interest in Surviving Portfolio (the “Surviving Portfolio Shares”) and the assumption by Surviving Portfolio of all of the liabilities of Disappearing Portfolio, following which Surviving Portfolio Shares received by Disappearing Portfolio will be distributed by Disappearing Portfolio to its shareholders in liquidation and termination of Disappearing Portfolio. This opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you pursuant to Section 8.4 of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

Disappearing Portfolio is a series of VSAPI, which is registered under the Investment Company Act of 1940, as amended, (“1940 Act”) as an open-end management investment company. Shares of Disappearing Portfolio are redeemable at net asset value at each shareholder’s option. Disappearing Portfolio has elected to be a regulated investment company for U.S. federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”).

Surviving Portfolio is a series of VPI, which is registered under the 1940 Act as an open- end management investment company. Shares of Surviving Portfolio are redeemable at net asset

July 12, 2024

value at each shareholder’s option. Surviving Portfolio has elected to be a regulated investment company for U.S. federal income tax purposes under Section 851 of the Code.

Each of Disappearing Portfolio and Surviving Portfolio serves as a funding vehicle for variable annuity contracts and variable life insurance contracts (each, a “Contract”) offered by certain insurance companies. An insurance company establishes separate accounts that in turn purchase shares of Disappearing Portfolio or Surviving Portfolio to fund the insurance company’s obligations under Contracts that the insurance company has written. References herein to “shareholders” of Disappearing Portfolio or Surviving Portfolio are to the separate accounts (and other permitted shareholders) that own shares in Disappearing Portfolio or Surviving Portfolio.

For purposes of this opinion, we have considered the Agreement, the combined Information Statement/Prospectus dated June 20, 2024, and such other items as we have deemed necessary to render this opinion. In addition, each of Disappearing Portfolio and Surviving Portfolio has provided us with a letter dated as of the date hereof (collectively, the “Representation Letters”), representing as to certain facts, occurrences and information upon which each of Disappearing Portfolio and Surviving Portfolio has indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents. We have further assumed that (i) all parties to the Agreement and any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions; (ii) all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are true and complete; and (iii) any representation made in any of the documents referred to herein “to the best of the knowledge” of any person or party is true without regard to such qualification.

Based on and subject to the foregoing and subject to the final paragraphs hereof, we are of the opinion that, for U.S. federal income tax purposes:

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(i)The Reorganization will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code, and Disappearing Portfolio and Surviving Portfolio will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code.

(ii)Under Section 1032 of the Code, Surviving Portfolio will not recognize gain or loss upon the receipt of assets of Disappearing Portfolio in exchange for Surviving Portfolio shares and the assumption by Surviving Portfolio of all of the liabilities of Disappearing Portfolio.

(iii)Under Section 362(b) of the Code, Surviving Portfolio’s tax basis in the assets of Disappearing Portfolio transferred to Surviving Portfolio in the Reorganization will be the same as Disappearing Portfolio’s tax basis in such assets immediately prior to the Reorganization, adjusted for any gain or loss required to be recognized as described in (v) below.

(iv)Under Section 1223(2) of the Code, Surviving Portfolio’s holding periods in the assets received from Disappearing Portfolio in the Reorganization, other than any asset with respect to which gain or loss is required to be recognized as described in (v) below, will include the periods during which such assets were held or treated for U.S. federal income tax purposes as being held by Disappearing Portfolio.

(v)Under Sections 361 and 357 of the Code, Disappearing Portfolio will not recognize gain or loss upon the transfer of all of its assets to Surviving Portfolio in exchange for Surviving Portfolio shares and the assumption by Surviving Portfolio of all of the liabilities of Disappearing Portfolio, or upon the distribution of the Surviving Portfolio shares by Disappearing Portfolio to its shareholders in liquidation, except for (A) any gain or loss recognized on (1) “Section 1256 contracts” as defined in Section 1256(b) of the Code or (2) stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (B) any other gain or loss required to be recognized by reason of the Reorganization

(1) as a result of the closing of the tax year of Disappearing Portfolio, (2) upon the termination of a position, or (3) upon the transfer of such asset regardless of whether such a transfer would otherwise be a nontaxable transaction under the Code.

(vi)Under Section 354 of the Code, the shareholders of Disappearing Portfolio will not recognize gain or loss upon the exchange of their Disappearing Portfolio shares for Surviving Portfolio shares in the Reorganization.

(vii)Under Section 358 of the Code, the aggregate tax basis of Surviving Portfolio shares that a Disappearing Portfolio shareholder receives in the Reorganization will be the same as the aggregate tax basis of Disappearing Portfolio shares exchanged therefor.

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(viii)Under Section 1223(1) of the Code, a Disappearing Portfolio shareholder’s holding period for Surviving Portfolio shares received in the Reorganization will include the shareholder’s holding period for Disappearing Portfolio shares exchanged therefor, provided the shareholder held such Disappearing Portfolio shares as capital assets on the date of the exchange.

(ix)Surviving Portfolio will succeed to and take into account the items of Disappearing Portfolio described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the U.S. Treasury Regulations thereunder.

We believe (i) that Surviving Portfolio will continue Disappearing Portfolio’s historic business, within the meaning of U.S. Treasury Regulations Section 1.368-1(d), as an open-end investment company that seeks to provide capital growth by pursuing an asset allocation strategy consisting of a mixture of U.S. and non-U.S. equity and fixed income securities, with some tactical asset allocation, by means of investing in a combination of actively managed and passive underlying funds and (ii) that the continuity of business enterprise test required for qualification under Section 368(a) of the Code is met in the Reorganization. The only guidance applying the continuity of business enterprise test to investment companies is Revenue Ruling 87-76, 1987-2 C.B. 84, which concluded that a municipal bond portfolio and a balanced portfolio were not in the same line of business. Even on the assumption that the ruling is correct, we do not believe that it is controlling in the instant case.

No ruling has been or will be obtained from the U.S. Internal Revenue Service (the “IRS”) as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above. Our opinion is based on the Code, U.S. Treasury Regulations, IRS rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above. We undertake no obligation to update or supplement this opinion to reflect any such changes that may occur.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP